Exhibit 99.1

PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Nick Laudico/Jason Rando	Fred Hite
646-536-7030/7025	Senior Vice President
nlaudico@theruthgroup.com	Chief Financial Officer
jrando@theruthgroup.com	(574) 371-2218

Symmetry Medical Reports Second Quarter 2009 Financial Results

Sheffield, UK Unit Achieves Operating Profitability

Second Quarter 2009 Highlights:

•	Gross margin of 26.5%, up from 25.0% in the second quarter 2008 and 24.2% in the first quarter 2009
•	Operating income of $13.5 million, up 8.4% year-over-year and up 20.8% over the first quarter of 2009
•	Operating income of $0.1 million achieved at Sheffield, UK unit
•	Net income of $9.0 million or $0.25 per diluted share, increased from $6.2 million or $0.17 per diluted share in second quarter 2008

WARSAW, Ind., August 6, 2009 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced second quarter 2009 financial results for the period ended July 4, 2009.

	Second Quarter			Vs Prior Quarter
(in millions, except share data)	2009	2008	Change	2Q'09	1Q'09	Change
Revenue	$101.0	$109.8	-8%	$101.0	$101.4	0%
Operating Income	13.5	12.5	8%	13.5	11.2	21%
Net Income	9.0	6.2	45%	9.0	6.8	31%
EPS	$0.25	$0.17	47%	$0.25	$0.19	32%

Revenue by Product:
Instruments	$46.9	$45.1	4%	$46.9	$46.5	1%
Implants	29.9	31.2	-4%	29.9	29.1	3%
Cases	18.9	23.4	-19%	18.9	18.5	2%
Other	5.3	10.1	-48%	5.3	7.3	-28%
Total Revenue	$101.0	$109.8	-8%	$101.0	$101.4	0%

Revenue for the second quarter 2009 was $101.0 million, compared to $109.8 million reported in the second quarter 2008. Revenues during the quarter were unfavorably impacted by a foreign currency translation effect of $5.9 million.

Gross profit for the second quarter 2009 was $26.8 million, compared to $27.4 million in the second quarter 2008. Gross margin percentage for the second quarter 2009 was 26.5% compared to gross margin percentage of 25.0% in the same period last year and 24.2% in the first quarter 2009. Gross margin expansion for the quarter was driven by improved financial performance at the Company’s Sheffield unit as well as improved efficiencies across other operating units.

Selling, general and administrative expenses were $13.2 million for the second quarter 2009, down 11.4% from $14.9 million for the second quarter 2008. The year-over-year decrease reflected the elimination of professional fees related to the Sheffield, UK investigation, cost savings and improved operating efficiencies during the second quarter 2009. These savings were partially offset by a $0.5 million increase in non-cash compensation expense.  Second quarter 2008 included investigation costs of approximately $1.4 million.

Operating income for the second quarter 2009 was $13.5 million, up from $12.5 million for the second quarter 2008. During the second quarter 2009, operating income at the Company’s Sheffield, UK unit was $0.1 million compared to operating losses of $3.9 and $1.6 million in the second quarter 2008 and first quarter 2009, respectively. Operating margin of 13.4% for the second quarter 2009 represented an increase from 11.4% for the second quarter 2008.

The second quarter 2009 included a non-cash gain of $0.2 million in the mark to market of the Company’s interest rate derivative, compared to a non-cash gain of $1.4 million in the second quarter 2008. This $1.2 million unfavorable year-over-year comparison was partially offset by favorable taxes in the second quarter of 2009.

Income tax expense for the second quarter 2009 was $3.2 million, compared to $4.9 million for the second quarter of 2008. The Company's overall corporate tax rate in the second quarter decreased over the second quarter of 2008 due to the finalization of a prior year international tax liability.

Net income for the second quarter 2009 was $9.0 million, or $0.25 per diluted share, up from net income of $6.2 million, or $0.17 per diluted share, for the second quarter of 2008.

The weighted average number of diluted shares outstanding during the second quarter of 2009 was 35,529,311.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “We are pleased with our strong second quarter 2009 bottom line performance. It reflects initiatives we undertook in anticipation of a continuing slowdown in the economy and challenging conditions certain sectors of our business. These early initiatives reduced our SG&A costs and resulted in operational efficiencies that improved our gross profit. We are particularly encouraged that Sheffield has reached operating profitability. We expect further improvement at that facility as it benefits from solid pricing and material cost savings.”

Mr. Moore continued, “As we move into the second half of 2009, we continue to manage our business conservatively, increasing operating efficiency and focusing on bottom line performance. While we expect demand in the overall orthopedic market to remain soft during the second half of the year, our strong market position and excellent customer relationships are proving to be valuable to our orthopedic customers in these challenging times as we continue to gain market share. We believe that our business model will position us to expand our global presence and have taken steps to do so in 2009.”

Financial Guidance
The following forward-looking estimates regarding 2009 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and we refer you to forward-looking statements located at the end of the press release.

For the full year 2009, Symmetry is adjusting its previously stated annual revenue guidance to a range of $385 million to $405 million, from $405 million to $420 million. This adjustment reflects second quarter 2009 results, current order flow and anticipated customer demand for the remainder of the year. Notwithstanding these challenges, the Company is reaffirming full year 2009 earnings guidance within the range of $0.77 to $0.85 per diluted share, as a result of strong second quarter 2009 performance, improved performance at Sheffield, additional efficiencies and cost controls across the business.

Conference Call
Symmetry Medical will host a conference call to discuss the second quarter 2009 earnings at 8:00 a.m. ET on August 6, 2009. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate web site at www.symmetrymedical.com. The dial-in numbers are (800) 561-2693 for domestic callers and (617) 614-3523 for international. The reservation number for both is 75125435. After the live webcast, the call will remain available on Symmetry Medical’s web site through October 6, 2009. In addition, a telephonic replay of the call will be available until August 13, 2009. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 44821864 to access the call.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
10-Q

Consolidated Statements of Operations

	Three Months Ended		Six Month Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$100,954	$109,787	$202,376	$211,649
Cost of Revenue	74,183	82,373	151,047	160,289

Gross Profit	26,771	27,414	51,329	51,360
Selling, general and administrative expenses	13,230	14,926	26,582	29,309

Operating Income	13,541	12,488	24,747	22,051
Other (income)/expense:
Interest expense	1,564	2,917	3,384	5,617
Derivatives valuation gain	(175)	(1,381)	(568)	(215)
Other	(12)	(189)	(308)	(352)

Income before income taxes	12,164	11,141	22,239	17,001
Income tax expense	3,189	4,939	6,417	6,832

Net income	$8,975	$6,202	$15,822	$10,169

Net income per share:
Basic	$0.25	$0.18	$0.45	$0.29

Diluted	$0.25	$0.17	$0.44	$0.28

Weighted average common shares and equivalent shares outstanding:
Basic	35,326	35,155	35,289	35,154
Diluted	35,529	35,323	35,437	35,329

Symmetry Medical Inc.
10-Q

Consolidated Balance Sheets

	July 4,	January 3,
	2009	2009

	(In Thousands)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$18,516	$10,191
Accounts receivable, net	52,598	52,845
Inventories	68,334	61,111
Refundable income taxes	830	6,610
Deferred income taxes	5,256	3,993
Other current assets	4,913	3,154

Total current assets	150,447	137,904
Property and equipment, net	118,507	115,045
Goodwill	153,760	153,521
Intangible assets, net of accumulated amortization	44,260	45,039
Other assets	1,402	1,728

Total Assets	$468,376	$453,237

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$24,449	$26,929
Accrued wages and benefits	9,865	12,784
Other accrued expenses	4,864	5,186
Income tax payable	2,530	2,637
Deferred income taxes	109	-
Revolving line of credit	7,096	2,495
Current portion of capital lease obligations	668	1,034
Current portion of long-term debt	18,650	16,900

Total current liabilities	68,231	67,965
Deferred income taxes	23,332	18,131
Derivative valuation liability	3,370	3,771
Capital lease obligations, less current portion	3,129	3,356
Long-term debt, less current portion	95,400	107,600

Total Liabilities	193,462	200,823

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued July 4, 2009--35,811; January 3, 2009--35,801	4	4
Additional paid-in capital	277,716	275,890
Accumulated deficit	(5,685)	(21,507)
Accumulated other comprehensive loss	2,879	(1,973)

Total Shareholders' Equity	274,914	252,414

Total Liabilities and Shareholders' Equity	$468,376	$453,237